Exhibit 21.1
FORTINET, INC. SUBSIDIARIES

Entity	Jurisdiction of Incorporation

Fortinet Australia Pty Ltd	Australia
Fortinet Austria GmbH	Austria
Fortinet Belgium BV	Belgium
Fortinet Network Security Brasil LTDA	Brazil
Fortinet Technologies (Canada) ULC	Canada
Holdings 1504 Enterprises Inc.	Canada
Holdings 1502 Enterprises Ltd.	Canada
Fortinet International, Inc.	Cayman Islands
Fortinet Information Technology (Beijing) Co., Ltd.	China
Accelops China Limited	China
Fortinet Colombia S.A.S.	Colombia
Fortinet Denmark ApS	Denmark
Fortinet Finland Oy	Finland
Fortinet S.A.R.L.	France
Fortinet GmbH	Germany
Fortinet Technologies India Private Limited	India
Volon Cyber Security Private Limited	India
PT Fortinet Indonesia Security	Indonesia
Fortinet Security Israel Ltd.	Israel
Fortinet Security Italy S.R.L.	Italy
Fortinet Japan G.K.	Japan
Fortinet Security Korea Ltd.	Korea
Fortinet Malaysia SDN. BHD.	Malaysia
Fortinet Networks Mauritius Ltd	Mauritius
Fortinet Mexico, S. de R.L. de C.V.	Mexico
Fortinet B.V.	Netherlands
Fortinet Security NZ Limited	New Zealand
Fortinet Security Philippines, Inc.	Philippines
Fortinet Portugal, Unipessoal Lda	Portugal
Fortinet Security LLC	Qatar
Fortinet Networks Romania S.R.L.	Romania
Fortinet Singapore Private Limited	Singapore
Fortinet Security Spain SL	Spain
Fortinet Switzerland GmbH	Switzerland
Fortinet Security Network (Thailand) Ltd.	Thailand
Fortinet Turkey Güvenlik Sistemleri Limited Şirketi	Turkey
Fortinet Branch Holding Company	U.S.A.
Fortinet Federal, Inc.	U.S.A.
Fortinet Holding LLC	U.S.A.
enSilo LLC	U.S.A.
Fortinet UK Limited	United Kingdom
Linksys Holdings, Inc.	Cayman Islands
Linksys Cayman, LLC	Cayman Islands
Linksys USA, Inc.	U.S.A.
Linksys UK Limited	United Kingdom
Linksys HK Limited	Hong Kong
Linksys PTE LTD	Singapore
Linksys Trading Shanghai, Co., Ltd.	China
AJ Holdings 1 K.K.	Japan
AJ Holdings 2 K.K.	Japan
Alaxala Networks Corporation	Japan